Exhibit 10(a)

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (hereinafter referred to as the “Agreement”) is made this 17th day of April 2006, by and between Wendy’s International, Inc. (“Wendy’s”) and John T. Schuessler (“Executive”). In consideration of payment to Executive by Wendy’s in the amounts stated below, the parties agree as follows:

RETIREMENT DATE

Executive has decided to retire from employment, and the parties confirm that Executive’s employment, including his service in all offices, positions (including, without limitation, directorships), titles and capacities he may hold with Wendy’s and any of its affiliates, is terminated effective as of 5:00 p.m. Columbus, Ohio time on April 17, 2006 (the “Retirement Date”). Executive understands that Executive shall not act, or hold himself out, as an employee or agent (unless in the capacity as a consultant pursuant to Section 2 of this Agreement) of Wendy’s or of any of its affiliates following the Retirement Date. Executive is not entitled to any payment, benefit, or benefit accrual, or to participation in any Wendy’s employee benefit plan or program, at any time after the Retirement Date, except as set forth in this Agreement.

PAYMENTS AND BENEFITS

1)	PAYMENTS THROUGH RETIREMENT DATE; AUTOMOBILE

Executive will be paid Executive’s full base salary through the Retirement Date, less any and all applicable deductions and withholdings, and will continue to participate in all Wendy’s benefit plans, except that Employee will not accrue vacation credits, through the Retirement Date. Executive may use Employee’s company automobile through May 18, 2006 (subject to Executive ensuring that appropriate insurance coverage is in place) and may, at his election and sole expense, purchase or assume the lease of that automobile from the leasing company. Executive shall be reimbursed for any reasonable business expenses incurred through said Retirement Date.

2)	CONSULTING; NON-COMPETITION; CONSIDERATION

Executive is eligible to receive the amount of Three Million Dollars ($3,000,000.00), in exchange for and subject to the releases and waivers made by him hereunder and Executive’s compliance with his obligations pursuant to this Section 2 and the Non-Compete Addendum attached hereto, which is incorporated herein and constitutes an integral part of this Agreement. Wendy’s shall make the first payment (subject to that compliance) on January 18, 2007, in an amount of $1,125,000.00 and thereafter shall make monthly payments of $125,000.00 (on payment dates reasonably agreed upon between Executive and Wendy’s) through April 17, 2008. Between the date hereof and April 17, 2008, Executive shall consult with Wendy’s, at Wendy’s reasonable request, with respect to matters regarding which Executive became knowledgeable during his employment with Wendy’s. The required consultation may take the form of (without limitation) discussing relevant matters by telephone, attending meetings or responding to written inquiries. Wendy’s shall not require more than 10 hours per month of Executive’s time pursuant to this Section 2 between the date hereof and the first anniversary of that date, or more than five hours per month of Executive’s time pursuant to this Section 2 between that first anniversary and April 17, 2008. Executive, if requested, shall provide such services at the location of his choosing and shall not be required to provide such services in Ohio. Wendy’s shall reimburse Executive for any reasonable expenses Executive incurs in connection with discharging his consulting obligations under this Section 2. If Executive fails to comply with his obligations pursuant to this Section 2 in any material respect, Executive shall forfeit and reimburse to the Company all payments theretofore made pursuant to this Section 2 to the extent the Executive is not otherwise entitled to such payments.

3)	SENIOR EXECUTIVE ANNUAL PERFORMANCE PLAN

If the Nominal 2006 Cash Bonus Amount exceeds Nine Hundred Thousand Dollars ($900,000.00), Wendy’s shall pay to Executive an amount equal to that excess on Wendy’s payment date for 2006 cash bonuses, which Wendy’s currently anticipates will be in February 2007. For purposes of this Agreement, the Nominal 2006 Cash Bonus Amount equals the amount Executive would be entitled to be paid pursuant to the 2006 Senior Executive Annual Performance Plan, in accordance with the performance objectives and measures adopted by the Compensation Committee on March 17, 2006 for that plan and without reduction at the Compensation

Committee’s discretion, if Executive were employed by Wendy’s on the payment date for 2006 awards under that plan.

4)	EQUITY AWARDS

Executive and Wendy’s confirm that (i) Executive’s separation of employment with Wendy’s constitutes a “Retirement” within the meaning of the stock option plans and award agreements pursuant to which Executive currently holds unexercised non-qualified stock options to purchase 489,000 Wendy’s common shares, (ii) this Agreement is not intended to and does not modify or supersede any such plan or agreement, and (iii) Executive remains entitled to exercise those options in accordance with, and subject to the restrictions and limitations contained in, those plans and agreements which provide that Executive has until the earlier of the option expiration date or 48 months from the Retirement Date to exercise all such options.

Executive and Wendy’s further confirm that (i) Executive currently holds Eighteen Thousand, Four Hundred Seventy-One (18,471) vested stock units and dividend equivalent rights of Wendy’s, Sixty Thousand, Three Hundred Fifty-Five (60,355) unvested restricted shares of Wendy’s, and Fifty-Six Thousand, Three Hundred Twenty-One (56,321) unvested stock units and unvested dividend equivalent rights under (a) a Performance Share Award Agreement dated March 19, 2004 between Executive and Wendy’s, and (b) a Stock Unit Award Agreement dated April 22, 2004 between Executive and Wendy’s (collectively, the “Award Agreements”), (ii) Executive’s separation of employment with Wendy’s constitutes a “Retirement” within the meaning of the Award Agreements and the 2003 Stock Incentive Plan under which those interests were awarded (the “2003 Plan”), (iii) Executive’s separation of employment from Wendy’s does not affect Executive’s entitlement to the 18,471 vested stock units and dividend equivalent rights and the 60,355 unvested restricted shares of Wendy’s held by him, and (iv) Executive’s separation of employment from Wendy’s does not affect Executive’s entitlement to the 56,321 unvested stock units and dividend equivalent rights held by Executive pursuant to the Award Agreements and such awards will vest, and the restrictions thereon will lapse, on the Retirement Date. Wendy’s shall issue all such vested restricted stock and vested previously unvested stock units immediately upon the Retirement Date, or as soon thereafter as is reasonably practicable, to Executive in accordance with the Award Agreements and the 2003 Plan, provided, however, that the Eighteen Thousand, Four Hundred Seventy-One (18,471) vested stock units and dividend equivalent rights and the Fifty-Six Thousand, Three Hundred Twenty-One (56,321) unvested stock units and unvested dividend equivalent of Wendy’s awarded to him pursuant to the Stock Unit Agreement dated April 22, 2004 shall be issued on October 18, 2006.

Executive acknowledges that the consideration payable to him under this Agreement is in part in exchange for his release of any claim of entitlement to the March 23, 2005 performance share award described in Wendy’s Proxy Statement for its 2006 Annual Meeting of Shareholders and to the performance share award made to him on March 17, 2006. Executive may exercise options to purchase, or trade in, Wendy’s or Tim Horton’s Inc. securities only during established trading windows in accordance with Wendy’s and Tim Horton’s Inc.’s trading window policies, until the 60th day after the Retirement Date. Executive acknowledges his continuing obligation to comply with applicable law with respect to trading in the securities of Wendy’s and its affiliates.

5)	HEALTHCARE COVERAGE

Executive is entitled to elect to participate in Wendy’s group health insurance plan for a period not to exceed seven and one half years following the Retirement Date, on the same terms as are available to other former Wendy’s employees generally (except as set forth in the next sentence) and in accordance with the requirements and subject to the limitations of the healthcare continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, currently codified as Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), other than those provisions relating to the maximum required periods of continuation coverage. Wendy’s shall pay to Executive an amount equal to the premium cost incurred by Executive in maintaining the applicable coverage for Executive and his dependents (between the date hereof and the second anniversary of that date). Wendy’s shall make the first such payment on October 18, 2006, with respect to the premium costs incurred by Executive between the date hereof and that payment date, and shall make monthly payments thereafter (on payment dates reasonably agreed upon between Executive and Wendy’s) through April 2008, each in the amount of the premium cost incurred by Executive for that month of coverage Wendy’s represents and warrants to the Executive that it has the right under its group health insurance plans to extend coverage to him for the full period described herein.

6)	EXPENSE ALLOWANCE

Wendy’s shall reimburse Executive, at Executive’s request within thirty (30) days of proof of payment, in an amount not to exceed Twenty Thousand Dollars ($20,000.00) for legal and financial planning costs incurred by Executive in connection with his retirement from Wendy’s.

7)	RETIREMENT BENEFITS AND DEFERRED COMPENSATION

Executive is entitled to receive all benefits accrued for his account or benefit as of the Retirement Date under Wendy’s Pension Plan, Profit Sharing and Savings Plan, Supplemental Executive Retirement Plan (the “SERP”), Deferred Compensation Plan and any other applicable Wendy’s qualified or non-qualified retirement or similar plan, as currently in effect, in each case in accordance with, and subject to the restrictions and limitations contained in, the applicable plan. Wendy’s will not make any contribution to any such plan for or on behalf of Executive after the Retirement Date. Executive is entitled to receive payment of amounts deferred by him pursuant to Wendy’s Deferred Compensation Plan, as currently in effect, in accordance with and subject to the restrictions and limitations contained in that plan. Any amounts payable from the SERP or the Deferred Compensation Plan that are subject to Code Section 409A will be paid in accordance with the applicable requirements thereof, as interpreted in good faith by the parties. Notwithstanding any provision to the contrary, Executive, in accordance with the guidance promulgated under Section 409A of the Code, will be permitted to elect to receive the payment of any amounts that are subject to Section 409A of the Code and that otherwise payable after December 31, 2006, from the Deferred Compensation Plan or from the SERP on a new date or dates that Executive may choose in accordance with election procedures and permissible payment dates and options offered under the terms of the plan from which such payments will be made to all participants in such plans, if any. In no event may such newly elected payment dates be earlier than January 1, 2007, or such other time as may be permitted by Section 409A of the Code and the guidance promulgated hereunder. If Executive makes such an election, he must do so by completing an election form provided by Wendy’s and returning the form to Wendy’s no later than December 31, 2006. Wendy’s shall provide Executive with sufficient written notice to enable Executive to make such elections or otherwise participate in any decisions regarding 409A. In no event will this provision regarding the changes in elections apply to amounts that are not subject to Code Section 409A by reason of being “grandfathered” or otherwise, the payment of which shall be governed exclusively by the terms of the Deferred Compensation Plan or the SERP, as applicable.

8)	RELEASE OF CLAIMS

By signing this Agreement, and except as otherwise set forth below, Executive, on behalf of himself, his spouse, children and any heirs, family members, executors, administrators, privies and/or assigns (collectively, the “Executive Parties”) hereby forever releases, waives, and discharges Wendy’s, its parents, subsidiaries and affiliates, assigns, successors and franchisees, and each of its and their past, present and future officers, directors, agents, managers, supervisors, shareholders, employees, representatives, insurers, and attorneys (all of whom are collectively referred to as the “Released Parties”) from any and all claims, damages, lawsuits, injuries, liabilities, and causes of action that Executive has or may have, whether known to Executive or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the time Executive signs this Agreement. This release includes but is in no way limited to claims of race discrimination, racial harassment, retaliation, wrongful discharge, breach of implied contract, negligent or intentional infliction of emotional distress, outrageous conduct, libel, slander, defamation, and/or any claims concerning any emotional or physical injury.

9)	RELEASE OF ALL EMPLOYMENT CLAIMS

Without limiting the foregoing releases, Executive, on behalf of himself and the other Executive Parties, understands and agrees that the release granted to the Released Parties by signing this Agreement releases all of the Released Parties from any rights and claims that could have been asserted under any city ordinance or state or federal law including, without limitation, those based on or relating to discrimination or retaliation based on race, religion, sex, handicap, disability, equal pay, age, national origin, creed, color, retaliation, and sexual harassment, and includes claims under any applicable state, local or federal discrimination law, including without limitation, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Labor Management Relations Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Consolidated Omnibus Budget Reconciliation Act, Workers’ Compensation Laws,

Unemployment Compensation laws, 42 U.S.C. §§ 1981, 1983, 1985, and all laws, statutory or common, which are meant to protect workers in their employment relationships and under which Executive may have rights and claims, whether known to Executive or not, which may have arisen or which may hereafter arise, directly or indirectly, out of Executive’s employment with Wendy’s.

10)	WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS

In making this Agreement, Executive, on behalf of himself and the other Executive Parties, acknowledges that he may later discover facts different from or in addition to those now known or believed to be true at this time. The releases contained in this Agreement are made notwithstanding the existence of any such different or additional facts.

Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist in connection with this Agreement. Those facts, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Executive waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts.

11)	EXCEPTIONS FROM RELEASE AND WAIVER

Notwithstanding anything to the contrary in this Agreement, the releases and waivers by Executive set forth in this Agreement do not apply to (i) any indemnification right or claim that Executive may have with respect to matters arising out of his service as an officer or director of Wendy’s or of any of its affiliates under Wendy’s officer and director liability insurance policies, Wendy’s articles of incorporation or code of regulations, applicable law, or any agreement to which Executive is a party, (ii) any right or claim that Executive may have under this Agreement, (iii) any right, entitlement or privilege that arises under any other agreement or instrument and that is expressly preserved by this Agreement, (iv) any vested rights that Executive may have under any of Wendy’s pension, retirement, deferred compensation, or employee benefit plans or similar plans or agreements that are expressly preserved by this Agreement, or (v) any right of Executive to attempt to demonstrate, if he so elects, under Section 1 (c) of the Restated Employment Agreement dated as of March 9, 1999 between Wendy’s and Executive (the “Employment Agreement”), that his separation of employment from Wendy’s occurred as part of a Change In Control within the meaning of the Employment Agreement, and to attempt to obtain the payments and benefits to which he would be entitled on such a demonstration.

12)	WENDY’S RELEASE OF CLAIMS

By signing this Agreement, and except as otherwise set forth below, Wendy’s, on behalf of itself and the other Released Parties, hereby forever releases, waives, and discharges Executive and the other Executive Parties from any and all claims, damages, lawsuits,; injuries, liabilities, and causes of action that Wendy’s has or may have, whether known to Wendy’s or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the time Wendy’s signs this Agreement, except that, notwithstanding anything to the contrary in this Agreement, the releases and waivers by Wendy’s set forth in this Agreement do not apply to (i) any right or claim that Wendy’s may have under Wendy’s officer and director liability insurance policies, Wendy’s articles of incorporation or code of regulations, applicable law, or any agreement to which Wendy’s is a party, in connection with any assertion by Executive of any right to or claim for indemnity, (ii) any right or claim that Wendy’s may have under this Agreement, (iii) any right, entitlement or privilege that arises under any other agreement or instrument and that is expressly preserved by this Agreement, (iv) any right or claim that Wendy’s may have against Executive arising from or in connection with the assertion or undertaking of any claim, investigation or proceeding by any regulatory or other governmental agency or entity or any third party, or (v) any right that Wendy’s may have to contest any assertion by Executive that his separation from service with Wendy’s occurred as a result of a Change In Control within the meaning of the Employment Agreement, or any other right that Wendy’s may have in connection with any such assertion by Executive.

13)	NO ADMISSION OF WRONGDOING BY WENDY’S OR ANY OF THE RELEASED PARTIES

Executive understands that neither this Agreement nor any action taken under it is or should be construed as an admission by any of the Released Parties that they have violated any local, state or federal law, statutory or common. The Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

14)	CONFIDENTIALITY OF THIS RELEASE AND SETTLEMENT AGREEMENT

Executive acknowledges that Wendy’s will be obligated to make disclosure regarding this Agreement under the United States federal securities laws.

Executive agrees and acknowledges that prior to such disclosure by Wendy’s, the terms and provisions of this Agreement, including the amount paid to Executive, shall be and have been kept in utter, absolute, and strictest confidence, and that Executive has not released and shall never reveal that information prior to such disclosure by Wendy’s to any individual or entity except that Executive may prior to such disclosure by Wendy’s provide information about this Agreement as follows: (a) as required by any governmental agency or by process of law; (b) to an attorney who is assisting Executive in negotiating this Agreement; (c) to a professional accountant or tax consultant with whom Executive has a confidential relationship; and (d) to immediate family members, which only includes a spouse, parents and siblings residing with Executive, subject, in each case, to that entity or individual being informed of this confidentiality obligation and agreeing to keep such information confidential. Executive shall limit any disclosure by him regarding this Agreement to the terms and provisions of this Agreement.

15)	NONDISPARAGEMENT

Wendy’s shall, in all public communications authorized through its normal approval channels, and shall cause its directors and officers at or above the executive vice president level (during their time of service with Wendy’s) to, refrain from making derogatory or disparaging remarks about Executive, and Executive shall refrain from making derogatory or disparaging remarks about Wendy’s, in each case whether with respect to employment, business or financial matters or otherwise.

16)	NO FILING OF CLAIMS

Executive represents and agrees that Executive has not filed, and will not file at any time hereafter, any complaint, charge, lawsuit or other legal or administrative action against Wendy’s relative to Executive’s employment with Wendy’s or separation from service with Wendy’s. Executive, however, maintains the right to file any action for the sole purpose of enforcing rights under this Agreement, or other rights based solely on events arising after entering into this Agreement.

17)	TAXATION

Executive understands and agrees that some of the amounts set forth herein are subject to tax withholdings and FICA. Executive agrees that none of the Released Parties or their representatives or agents have made any other representations or promises about the tax implications of the sums Executive is to receive in connection with the settlement memorialized in this Agreement. Notwithstanding the above, Wendy’s shall indemnify and hold harmless Executive, on an after-tax basis, against and from any additional tax (and any interest and penalties with respect thereto) imposed on Executive under Section 409A of the Code in connection with payments made by Wendy’s to Executive under this Agreement. Wendy’s shall consult with Executive in determining the proper tax jurisdiction of any payments to be made hereunder and as to whether any withholding is required and will cooperate with Executive with respect to claims of or against taxing authorities regarding the amount of any required withholding.

18)	RIGHT TO CONSULT WITH ATTORNEY AND VOLUNTARY SIGNING

Executive acknowledges that Executive has consulted with an attorney or was cautioned and encouraged to consult with an attorney before signing this Agreement, that Executive has read this Agreement carefully, that Executive understands each of its provisions, and that Executive has signed it voluntarily. Executive further acknowledges that Wendy’s has taken no action interfering with any right which Executive has to file any charge, suit, claim or other process with any federal, state, or local judicial or administrative agency or body regarding Executive’s employment or retirement or any right to contact or seek the guidance or intervention of any such agency.

19)	ATTORNEYS’ FEES AND COSTS

If a dispute arises concerning this Agreement, or the performance of any party pursuant to the terms of this Agreement, the prevailing party may be entitled to recover, without affecting any other remedy to which that party may be entitled, all of its costs and reasonable attorneys’ fees incurred in connection with that dispute, regardless of whether a lawsuit is filed or prosecuted to conclusion.

20)	USE OF HEADINGS; ENTIRE AGREEMENT; MODIFICATIONS

The headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions. This Agreement sets forth the entire agreement between the parties hereto, and there are no inducements or representations, other than those contained in this Agreement, upon which the parties are relying in executing this Agreement. This Agreement fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter itself, except as and to the extent otherwise provided herein. The parties hereto confirm that this Agreement is not intended to supersede or otherwise affect (i) the Lock Up Agreement dated March 23, 2006 between Executive and Goldman, Sachs & Co. and RBC Capital Markets Corporation, as representatives of the underwriters (the “Lock Up Agreement”) or (ii) the rights or obligations of any party to the Lock Up Agreement. This Agreement may not be modified or altered except by a written instrument duly executed by both parties.

21)	GOVERNING LAW

This Agreement will be governed by the laws of the State of Ohio. Any court action commenced to enforce this Agreement must be brought in the State or Federal Courts of Ohio.

22)	INVALIDITY OF ANY PROVISION AFFECTS ONLY THAT PROVISION

All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained therein, and Employee and Wendy’s agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any provision of this Agreement is invalid or unenforceable, that invalidity or unenforceability will not affect any of the other terms and conditions contained in this Agreement.

23)	ASSIGNMENT

This Agreement may be freely assigned by Wendy’s, for any purpose, with or without notice, shall inure to the benefit of any successors or assigns of Wendy’s, and shall be binding upon the heirs, executors, and administrators of Executive.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 17th day of April, 2006.

AGREED

WENDY’S INTERNATIONAL, INC.		EXECUTIVE

By:	/S/ LEON M. MCCORKLE, JR.	Print Name: JOHN T. SCHUESSLER

Title: Executive Vice President and		Signature:	/s/ John T. Schuessler

General Counsel		Date: April 15, 2006

Date: April 17, 2006

WITNESS

Print Name: ROBERT J. TANNOUS

		Signature:	/s/ Robert J. Tannous

Date: April 15, 2006

NON-COMPETE ADDENDUM

TO

RETIREMENT AGREEMENT

This Non-Compete Addendum (“Addendum”) between Executive and Wendy’s is an attachment to the Retirement Agreement (“Agreement”) between Executive and Wendy’s and is effective as of the effective date of the Agreement. This Addendum is an integral part of the Agreement and is incorporated therein by reference. Capitalized terms not defined herein have the meanings set forth in the Agreement.

1. In addition to any confidentiality obligation contained in the Agreement, Executive acknowledges and agrees that in the course of Executive’s employment with Wendy’s, Executive received and otherwise had access to trade secrets and other information that is confidential and/or proprietary to Wendy’s or its affiliates and subsidiaries (collectively the “Wendy’s Brands”), including, but not limited to, information relating to strategic and other business plans, strategies processes and policies, records, recipes, menus, pricing, techniques, consumer requirements, consumer preferences, finances, operations, marketing, franchises, and business techniques and methods, organizational structures, opinions and judgments of executives (including Executive) respecting strategic and other business plans, strategies, processes and policies and other confidential information, which information is highly valuable, special and unique to Wendy’s Brands, is maintained as confidential by Wendy’s Brands, is not available to Wendy’s Brands’ competition and/or the general public, and the disclosure of which would cause Wendy’s Brands serious competitive harm and loss of profits and goodwill (hereinafter “Confidential Information”). Executive agrees that he shall not, at any time, directly or indirectly, use, disclose, in whole or in part, to third parties, or otherwise misappropriate Wendy’s Brands Confidential Information either while employed by Wendy’s or at any time thereafter, except with the express written consent of Wendy’s or unless compelled by subpoena or court order, in which case Executive will give Wendy’s reasonable advance notice of the information required to be provided under such court order or subpoena. All files, records, documents, information, data and similar items relating to the business of Wendy’s Brands, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the property of Wendy’s and shall not be removed from the premises of Wendy’s without the prior written consent of Wendy’s and in any event shall be promptly delivered to Wendy’s on the date of execution of the Agreement, or as otherwise agreed to by Wendy’s.

2. A portion of the Non-Compete Payments and the other payments provided for in the Agreement constitute consideration to which Executive is not or may not be otherwise entitled, and constitute good and fair consideration for the covenants contained herein.

3. Executive acknowledges and agrees that the Confidential Information Executive acquired regarding Wendy’s Brands will enable Executive to injure Wendy’s Brands if Executive should compete with Wendy’s. Therefore, Executive agrees that, from the effective date of the Agreement through April 17, 2008, Executive shall not, directly or indirectly, on his own behalf or on behalf of any third party, as an employee, officer, director, partner, employee, consultant, or in any other capacity, invest (other than investments in publicly traded companies which constitute not more than 1 % of the voting securities of any such company) or engage in any business in whatever form that is competitive with the business of Wendy’s. This restriction includes, without limitation, any business engaged in drive thru or counter food service restaurant business serving primarily hamburgers, chicken sandwiches or salads, typically referred to as “Quick Service” restaurants (such as Burger King, McDonald’s, Jack in the Box, etc.) and also includes any business engaged in real estate development for such businesses. This restriction shall not prohibit Executive from accepting employment or otherwise becoming associated with a Wendy’s Brand franchisee, but only in connection with activities associated with the operation of a Wendy’s Brand franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein. The geographical boundary for the restrictions contained herein shall be the Continent of North America.

4. Executive agrees that, from the effective date of the Agreement through April 17, 2008, he shall not, directly or indirectly, on his own behalf or on behalf of any third party, solicit, contact, hire, or otherwise encourage any individual then employed with Wendy’s Brands or who was employed by Wendy’s Brands within the one (1) year immediately preceding any such solicitation, contact, hiring or encouragement, to leave his or her employment with Wendy’s Brands and or accept employment with any other employer or enterprise, nor shall Executive in any manner assist any third party in any such activity. Executive acknowledges that any attempt on the part of Executive to induce others to leave Wendy’s Brands’ employ, or any effort by Executive to interfere with Wendy’s Brands relationships with their other employees, would be harmful and damaging to

Wendy’s Brands.

5. Executive agrees that, from the effective date of the Agreement through April 17, 2008, he shall not, directly or indirectly, on his own behalf or on behalf of any third party, solicit or otherwise engage in any conduct that has the purpose or effect of interfering with any business relationship or potential business relationship of Wendy’s Brands, including without limitation suppliers, franchisees, or investors, nor shall Executive in any manner assist any third party in any such activity.

6. Executive acknowledges and agrees that the covenants contained herein, specifically including without limitation the duration and geographical boundaries of the non-competition provisions, are reasonable and necessary to protect the goodwill, trade secrets, and other legitimate business interests of Wendy’s Brands and to protect Wendy’s Brands from unfair competition. Executive further acknowledges and agrees that enforcement of the covenants contained herein will cause Executive no undue hardship.

7. Executive acknowledges and agrees that any breach or threatened breach of these covenants will cause Wendy’s immediate and irreparable harm, for which injunctive relief would be necessary and appropriate. Executive therefore agrees that Wendy’s shall be entitled, without bond, to the entry of temporary and permanent injunctions, orders of specific performance, and other equitable relief issued by any court of competent jurisdiction, enforcing the covenants contained herein, without limiting any additional remedies to which Wendy’s may be entitled. If a bond is required by statute, rule, court order, or otherwise, Executive agrees that such bond shall be in the sum of $100.00. Further, Executive agrees that, if a temporary injunction or restraining order is dissolved, Executive’s only remedy under this Agreement would be its dissolution and to any payment determined to be owed to him under Section 2 of the Retirement Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 17th day of April, 2006.

AGREED

WENDY’S INTERNATIONAL, INC.		EXECUTIVE

By:	/S/ LEON M. MCCORKLE, JR.	Print Name: JOHN T. SCHUESSLER

Title: Executive Vice President and		Signature:	/s/ John T. Schuessler

General Counsel		Date: April 15, 2006

Date: April 17, 2006

WITNESS

Print Name: ROBERT J. TANNOUS

		Signature:	/s/ Robert J. Tannous

Date: April 15, 2006